                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-41314) pertaining to The Cato Corporation Employee Incentive Stock Option Plan, in the Registration Statement (Form S-8 No. 33-41315) pertaining to The Cato Corporation Non-qualified Stock Option Plan, and in the Registration Statement (Form S-8 No. 33-69844) pertaining to The Cato Corporation Employee Stock Purchase Plan, of our report dated March 14, 1997, with respect to the consolidated financial statements and financial statement schedule of The Cato Corporation included in the Annual Report on Form 10-K for the year ended February 1, 1997.



DELOITTE & TOUCHE LLP

Charlotte, North Carolina
April 23, 1997